EXHIBIT 3.1
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                               SECOND AMENDMENT TO

                         CERTIFICATE OF DESIGNATIONS OF

                SERIES A JUNIOR PARTICIPATING PREFERRED STOCK OF

                          CHESAPEAKE ENERGY CORPORATION

                    (Pursuant to Section 1032 of the General
                    Corporation Act of the State of Oklahoma)

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            Chesapeake Energy Corporation,  a corporation organized and existing under the General Corporation Act of the State of Oklahoma (hereinafter called the "Company"), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Company as required by Section 1032 of the General Corporation Act of the State of Oklahoma (hereinafter called the "Act") and in accordance with Article IV of the Company's Certificate of Incorporation, as amended (hereinafter called the "Certificate of Incorporation"), at a meeting duly called and held on December 17, 2004:

            WHEREAS, pursuant to the authority vested in the Board of Directors of the Company in accordance with the Act and the Certificate of Incorporation, the Board of Directors is authorized by resolution duly adopted, to designate shares of preferred stock to be issued, in one or more series, to provide for the designation thereof of the powers, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof;

            WHEREAS, pursuant to the Certificate of Incorporation, the Company is authorized to issue up to 20,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock") from time to time, of which 350,000 shares have been designated as the Series A Junior Participating Preferred Stock, 313,250 shares have been designated as the 4.125% Cumulative Convertible Preferred Stock, 1,725,000 shares have been designated as the 5.0% Cumulative Convertible Preferred Stock, 4,600,000 shares have been designated as the 6.0% Cumulative Convertible Preferred Stock and 2,997,800 shares have been designated as the 6.75% Cumulative Convertible Preferred Stock; and

            WHEREAS, on July 7, 1998, the Board of Directors approved and on July 17, 1998, the Company filed with the Oklahoma Secretary of State the Certificate of Designations of Series A Junior Participating Preferred Stock (the "Initial Certificate").

            WHEREAS, on April 23, 2004 the Board of Directors approved and on May 7, 2004, the Company filed with the Oklahoma Secretary of State the First Amendment to Certificate of Designations of Series A Junior Participating Preferred Stock (the "First Amendment") and as a result of an increase in the authorized shares of the Company's common stock, par value $0.01 per share, the Board of Directors desires to increase the number of shares of Series A Junior Participating Preferred Stock designated by the Initial Certificate and amended by the First Amendment.

            NOW THEREFORE BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of the Act and the Certificate of Incorporation, the Initial Certificate as amended by the First Amendment is amended as follows:

1. Increase in Shares. In order to increase the number of shares of Series A Junior Participating Preferred Stock, Section 1 of the Initial Certificate as amended by the First Amendment is deleted in its entirety and the following is substituted therefore:

            Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 500,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series A Preferred Stock.

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2. Full Force and Effect. Except as specifically amended herein, all other terms and provisions of the Initial Certificate remain in full force and effect.

            IN WITNESS WHEREOF, this Second Amendment to Certificate of Designations is executed on behalf of the Company by its Chairman of the Board and Chief Executive Officer and attested by its Secretary this 20th day of December, 2004.


                                       /s/ Aubrey K. McClendon
                                       --------------------------------
                                       Aubrey K. McClendon
                                       Chairman of the Board and
                                        Chief Executive Officer


Attest: /s/ Jennifer M. Grigsby
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         Jennifer M. Grigsby
         Corporate Secretary


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